Exhibit 23.8

CONSENT

To: Ivanhoe Electric Inc. (the “Company”)

Re: Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and the Registration Statements on Form S-8 (File Nos. 333-266227, 333-269490, 333- 274241, 333-277101 and 333-284755) and Form S-3 (File Nos. 333- 273195, 333- 269029 and 333-280018) (collectively, including any amendments or supplements thereto, the “Registration Statements”) of the Company.

M3 Engineering and Technology Corp. is an author of the report titled “S-K 1300 Initial Assessment & Technical Report Summary, Santa Cruz Project, Arizona” dated September 6, 2023 (the “Expert Report”) originally prepared for Ivanhoe Electric Inc.

M3 Engineering and Technology Corp. understands that the Company wishes to make reference to its name and the Expert Report in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”). M3 Engineering and Technology Corp. further understands that the Company wishes to use extracts and/or information from the Expert Report in the Form 10-K. M3 Engineering and Technology Corp. further understands that the above items as included in the Form 10-K will be incorporated by reference in the Registration Statements. M3 Engineering and Technology Corp. has been provided with a copy of the Form 10-K and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Form 10-K and the Registration Statements M3 Engineering and Technology Corp. do hereby consent to:

•	•
•the use of, and references to, its name, including its status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission);

•the use of, and references to, the Expert Report in the Form 10-K and Registration Statements; and

•the use, in the Form 10-K and Registration Statements, of extracts and information from the Expert Report, or portions thereof, that were prepared by M3 Engineering and Technology Corp., that M3 Engineering and Technology Corp. supervised the preparation of and/or that M3 Engineering and Technology Corp. has reviewed and approved.

M3 Engineering and Technology Corp. also confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission.

Dated: February 27, 2025

By:	/s/John Woodson
     M3 Engineering and Technology Corp.
John Woodson, CFO, Senior Vice President